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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


         Quotesmith.com, Inc., a Delaware corporation (the "Company") and Thomas
A. Munro ("Executive") enter into this Employment Agreement as of July 7, 1999 (the "Agreement"), effective as of the Effective Date.

         WHEREAS, Company is planning an initial public offering of its stock, and has begun to take the necessary steps in furtherance of this course of action;

         WHEREAS, as a condition to taking the Company public, the parties have agreed to enter into a new Employment Agreement;

         WHEREAS, the Company desires to employ Executive upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby covenant and agree as follows:

         1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings, and all other capitalized terms used in this Agreement but not defined in this paragraph 1 shall have the meanings assigned elsewhere in this Agreement:

         "Base Salary" means $225,000.

         "Cause" means:

                  (i) Executive's conviction of (or plea of no contest or similar plea to) a felony; or

                  (ii) Executive's intentional continuing refusal to substantially perform his obligations and duties under this Agreement (except by reason of incapacity due to illness or accident) if he (a) shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Company demanding that he remedy the alleged breach caused by such conduct, or (b) shall have failed to take reasonable steps in good faith to that end during such 30-day period, provided that after the end of such 30-day period there shall have been delivered to Executive a certified copy of a resolution of the Board of Directors of the Company, taken at a meeting of the Board of Directors at which Executive, together with his counsel, is given the opportunity to be heard, finding that Executive was guilty of intentionally refusing to substantially perform his obligations and duties



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                  under this Agreement and specifying the details thereof, and that Executive has failed to take reasonable steps in good faith to remedy the alleged breach caused by such conduct,

                  (iii) upon a finding that Executive engaged in willful fraud or defalcation, either of which involved funds or other assets of the Company; or

                  (iv) upon Executive's breach of any material term of this Agreement (including, but not limited to, the noncompete and confidentiality provisions in paragraphs 7 and 8).

         "Change in Control" means and shall be deemed to occur:

                  (i) in the event any "person" (as such term is used in paragraphs 13(d) and 14(d) of the Exchange Act) (other than Robert S. Bland and his affiliates) or more than one such person acting as a group, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company, in a transaction or a series of transactions, representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote for the election of directors of the Company;

                  (ii) during any period of two consecutive years during the Employment Period, individuals who at the beginning of the Employment Period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director who was not a director at the beginning of the Employment Period has been approved in advance by directors representing at least two-thirds of the directors then in office who were (A) directors at the beginning of the Employment Period, or (B) previously approved in accordance with this subparagraph (ii);

                  (iii) the Company sells or otherwise disposes of all or substantially all of its assets; and

                  (iv) the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, the Company's stockholders prior to such merger or consolidation do not own 50% or more of the voting shares of stock of the surviving or successor corporation.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.



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         "Compensation Committee" means the applicable compensation committee of the Board of Directors of the Company.
         "Disabled" or "Disability" means a determination, made at the request of Executive or upon the reasonable request of the Company set forth in a notice to Executive, by a physician selected by the Company and Executive, that Executive is unable to perform his duties as specified in this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days, or for shorter periods aggregating to more than 180 days in any consecutive nine-month period.

         "Effective Date" shall be the closing date of the Company's initial public offering pursuant to the S-1 Registration Statement with the Securities and Exchange Commission on May ____, 1999.

         "Employment Period" means the term of Executive's employment pursuant to the provisions of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

         "Good Reason" means:

                  (i)      a Change in Control of the Company;

                  (ii) a decrease in the total amount of Executive's Base Salary below the amount in effect on the date hereof;

                  (iii) a reduction in Executive's title, a material reduction in his authority, duties or job responsibilities, a material adverse change in his working conditions (including the relocation of Executive's office more than 40 miles from the Company's present executive offices), without Executive's consent, as determined by Executive in his reasonable judgment;

                  (iv) a failure by the Company to comply with any material provision of this Agreement if the Company shall have failed to remedy the alleged breach within 60 days from the date written notice of such noncompliance is given by Executive to the Company; or



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                  (v)      any purported termination of Executive's employment
                  which is not effected pursuant to a proper Notice of Termination (and for purposes of this Agreement no such purported termination shall be effective).

         "Notice of Termination" means a written notice of either the Company or Executive, as applicable, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

         "Termination Date" means the effective date of employment termination.

         2. Term of Employment. The Company shall employ Executive, and Executive shall be employed by the Company and shall provide services to the Company upon the terms and conditions hereinafter set forth. The initial term of Executive's employment with the Company shall continue, unless earlier terminated pursuant to Section 5 hereof, through December 31, 2001 (the "Employment Period"); provided, however, that after expiration of the initial term, the Employment Period shall automatically be renewed each January 1 for successive one-year terms unless the Company or Executive delivers written notice to the other party at least sixty (60) days preceding the expiration of the initial term or any one-year extension date of the intention not to extend the term of this Agreement.

         3. Performance of Duties. Executive shall have the titles of Vice President and Chief Financial Officer of the Company, and he shall possess such powers and perform such duties as are normally incident to such position, as provided in the By-laws of the Company and in accordance with the General Corporation Law of the State of Delaware. During this period, Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the President and the Board of Directors of the Company, and the Company agrees that Executive shall be required to report to the President and to the Board of Directors.

Executive agrees that during the Employment Period he shall devote substantially his full business time to business affairs of the Company, provided, however, that notwithstanding any other provision hereof, Executive may serve in any capacity with any civic, educational and charitable organization provided, in each case, such activities do not materially interfere with the performance of his duties hereunder, and such service is consistent with all Company policies and procedures regarding such service. Executive shall be entitled to retain all compensation (whether in the form of cash, equity securities or perquisites) paid or delivered to Executive in connection with such civic, educational or charitable activities. Executive agrees that Executive shall not, without the prior consent of the Board of Directors of the Company (which consent shall not be unreasonably withheld), agree to serve on any boards of directors other than the boards of directors upon which Executive presently serves.

         4. Compensation. For services rendered by Executive, and upon the condition that Executive fully and faithfully perform all of his duties and obligations set forth herein, Executive shall be compensated for his services as follows:


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                  1.      Base Salary. Executive shall receive an annual salary,
         payable in monthly or more frequent installments, in accordance with the usual payroll practice of the Company, in an amount equal to $________ (the "Base Salary"), less income tax withholdings and other normal employee deductions. The Base Salary shall be reviewed annually as of the end of each fiscal year commencing January 1, 2002 by the Compensation Committee, and may, at the sole discretion of the Compensation Committee, be increased by an amount that it deems appropriate. If the Base Salary is increased by the Compensation Committee, it shall not be decreased thereafter during the Employment Period.

                  2. Bonus. Executive shall receive bonus payments in accordance with any arrangements or bonus plans established by the Company, in such amounts and upon such terms as are determined by the Compensation Committee.

                  (c) Management Stock Option Plan. Should the Company establish a stock option plan or plans with respect to which senior executives of the Company participate and which excepts other employees of the Company generally, Executive shall be entitled to participate in such plans in the same manner as other senior executives of the Company.

                  (d) Benefits. During his employment with the Company, Executive shall be entitled to participate, to the extent he meets all eligibility requirements of general application, in any and all employee benefit plans, programs and arrangements which are now or hereafter adopted by the Company to provide benefits for its employees, including, but not limited to, medical and hospitalization, group term life insurance, disability, and retirement plans. Additionally, Executive shall receive such other benefits as Company may make generally available to its senior executive officers.

                  (e) Vacation. Executive shall be entitled to _______weeks of paid vacation, in accordance with the policy of the Company in effect from time to time, to be taken at times agreeable to both the Executive and the Company.

                  (f) Travel and Expenses. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by him in connection with the performance of his duties and obligations as set forth herein consistent with any existent Company policy with respect to same. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses.

Payment of the Base Salary shall not in any way limit or reduce any other obligation of the Company pursuant to this Agreement, and no other compensation, benefit, or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's Base Salary, except that, for the period commencing on the date Executive becomes Disabled and ending on the Termination Date, the Base Salary shall be reduced by any amounts that are payable to Executive prior to or during such period under any disability benefit plan of the Company in which Executive participates.


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         5.       Termination. Executive's employment hereunder shall terminate at the end of the Employment Period. In addition, the Employment Period may be terminated at any time as provided herein. After Notice of Termination has been delivered, and prior to the Termination Date, Executive shall make reasonable efforts to cooperate with Company in achieving a transition of Executive's duties and responsibilities.

                  1. Cause. The Employment Period may be terminated at the option of the Company for Cause effective upon the date stated in the Notice of Termination to Executive.

                  2. Death. The Employment Period will terminate automatically effective upon Executive's death.

                  3. Disability. In the event Executive becomes Disabled (as such term is hereinafter defined) during the Employment Period, and the Company is unable to make a reasonable accommodation which would enable Executive to continue to perform the essential functions of his employment position with the Company, the Employment Period may be terminated at the option of Executive or the Company effective 30 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period). Unless otherwise agreed by Executive and the Board of Directors, the determination by the physician selected by Company and Executive that Executive is Disabled shall be binding upon the Company and Executive.

                  4. Voluntary Resignation. Executive may resign his employment at any time with or without Good Reason, effective upon Notice of Termination (which shall state whether such resignation is with Good Reason) given by Executive to the Company.

                  5. Termination without Cause by the Company. The Company may terminate Executive's employment at any time, effective upon Notice of Termination (which shall state that such termination is without Cause) given by the Company to Executive.

If, within 30 days after any Notice of Termination for Cause is given by the Company, Executive notifies the Company that a dispute exists concerning the termination, then the Termination Date shall be the date (the "Final Determination") as determined either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Notwithstanding the foregoing, the Company shall not be prohibited from removing Executive from his position with the Company pending the Final Determination provided that such removal is without prejudice to Executive's rights to receive all benefits from the Company to which he may be entitled upon the Final Determination.

         6. Separation Benefits. Executive shall be entitled to receive separation benefits upon such events and in such amounts as are set forth in this Section 6.


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                  1.      Termination Without Cause or for Good Reason. In the
         event that Executive's employment with the Company is terminated at any time during the Employment Period by the Company without Cause, or by Executive for Good Reason, then Executive (or if he shall have died after termination but prior to payment, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) shall be paid by the Company an amount equal to the product of Executive's Base Salary in effect as of the Date of Termination, multiplied by two, payable in cash in a lump sum on or before the fifteenth day following the Date of Termination.

                  2. Termination Upon Death. If the Employment Period is terminated by Executive's death, the Company shall pay Executive's surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest, (i) an amount equal to the then current Base Salary (paid in one lump sum payment on or before the fifteenth day following the date of Executive's death), and (ii) any death benefit payable under any employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death.

                  3. Termination Upon Disability. If the Employment Period is terminated in accordance with the terms of paragraph 5(c) because of Executive's Disability, the Company shall pay to Executive (or in the event of Executive's death after finding of Disability, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) all compensation and benefits specified under paragraph 4 herein, for a period of one year from the Date of Termination, payable in the same manner as if the Employment Period had not been terminated.

                  4. Additional Separation Benefit. For a period of three years following (i) the full completion of the Employment Period or
         (ii) following the Date of Termination of the Employment Period for any reason other than termination by the Company for Cause or termination by Executive for other than Good Reason, the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the "Plans") (including but not limited to such Plans in which Executive was entitled to participate immediately prior to the Date of Termination), in the same manner provided to its other senior executive employees; provided, however, that this paragraph 6(d) shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan, or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, or the participation of the Benefit Participants violates the general terms



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         and provisions of such applicable Plan, the Company shall permit the
         Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, provided, however, that if provision of such coverage or benefit would result in a cost of excess of 130% of the cost to the Company if provided under a Company Plan, the Company may satisfy its obligations under this paragraph 6(d) by contributing to the Benefit Participants 130% of the cost to the Company under the Company Plans. Notwithstanding the foregoing, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this paragraph 6(d) if the Benefit Participants receive such coverage and benefits from any other source.

                  5. Excise Tax Gross-Up. If Executive becomes entitled to one or more payments (with a "payment" including, but not limited to, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-Up Payment") (which shall include, but not be limited to, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this subparagraph
         (e), but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed to Executive for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

                          For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                          1. The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section



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                  280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                          2. The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                          3. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                          For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit of Executive) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                          The Gross-Up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by he Independent Advisors, of the



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         minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

         7. Noncompetition. During the Employment Period and continuing until the second anniversary thereof, Executive shall not, without the prior written authorization of the Board of Directors of the Company, (i) directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to the Company's business welfare, (ii) engage in any activity, whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to the Company's business welfare,
(iii) hire or solicit for hire any of the Company's employees, prospective employees or consultants (iv) solicit the business of any client of the Company, or any prospective client of the Company that had been serviced or solicited by the Company during the two (2) years preceding Executive's termination, or (v) enter into any agreements with any supplier of the Company regarding the sale or distribution of products of the supplier.

In the event that Executive's employment with the Company is terminated by Executive or the Company at any time, for any reason whatsoever, the Company shall have the right to inform any of Executive's future employers or prospective employers of the existence of this Section 7 of the Agreement. This
Section 7 shall not, however, prevent Executive from investing in securities issued by any such competitive or adverse corporation provided the holdings thereof by Executive do not constitute more than three percent of any one class of such securities.

         8.      Confidentiality.


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                 1.      Disclosure and Use. Executive shall not disclose or
         use, or authorize anyone else to disclose or use, at any time, either during or after the Employment Period, any trade secrets or other confidential information of the Company of which Executive is or becomes informed or aware of prior to or during the Employment Period, except (i) as may be required for Executive to perform his duties and obligations under this Agreement, (ii) to the extent such information has been disclosed to Executive by a third party who is not affiliated with the Company or which otherwise becomes generally available to the public, (iii) information which must be disclosed as a result of a subpoena or other legal process, provided that the Company is given reasonable notice and an opportunity to obtain a protective order, or
         (iv) unless Executive shall first secure the Company's prior written authorization. This paragraph shall survive the termination of this Employment Period, whether by lapse of time or otherwise, and shall remain in effect and be enforceable against Executive for as long as any such Company trade secrets or confidential information retains commercial value. Executive shall execute additional agreements and confirmations of his obligations to the Company concerning such non-disclosure of Company trade secrets and other confidential information as the Company may require from time to time, provided that the execution of such additional agreements and confirmations are (i) reasonable and (ii) are required of all other senior executive employees of the Company under similar circumstances.

                 2. Return of Materials. Upon termination of his employment for any reason, Executive (or in the event of termination due to Executive's death, his surviving spouse or personal representative, as applicable) shall promptly deliver to the Company all materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive.

         9. Inventions. Executive hereby assigns to the Company all of his rights, title, and interest in and to all inventions, discoveries, processes, designs, and other intellectual property, including but not limited to trade secrets, copyrights, patents, trademarks and trade names (collectively hereinafter referred to as "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the term of his employment by the Company. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to it such reasonable documents as it may request to confirm the assignment of Executive's rights therein and, if requested, shall assist the Company in applying for copyright, patent or trademark protection and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this paragraph 9 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

         10. Remedies. If, at any time, Executive violates to any material extent any of the covenants or agreements set forth in paragraphs 7, 8 or 9, the Company shall have the right to



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terminate all of its obligations to make further payments under this Agreement.
Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 7, 8 or 9, that damages for such a breach are not easily calculated, and that any remedy at law would be inadequate. Therefore, Executive agrees that the Company shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraphs 7, 8 or 9 or to any other appropriate equitable remedy without any bond or other security being required.

It is expressly understood between the parties that this injunctive or equitable relief shall not be Employer's exclusive remedy for breach of this Agreement. Without limitation, in the event of any breach by Executive of paragraphs 7, 8 or 9 of this Agreement, such Executive shall not be entitled to receive any salary payments or any other compensation beyond the date of such breach to which he would otherwise be entitled, and Executive shall be obligated to repay to Employer salary payments received by him at any time after the occurrence of such breach.

         11.      Resolution of Disputes.

                  1. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement (other than a controversy arising out of or relating to paragraphs 7, 8 or 9 hereof), which cannot be settled amicably by the parties, such controversy shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes, by an independent arbitrator. Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in the City of Chicago, Illinois, and a decision of the matter submitted to the arbitrator shall be rendered promptly in accordance with the rules of the American Arbitration Association. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the arbitrator shall be final and binding upon all parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                  2. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company may seek in a court of competent jurisdiction an injunction prohibiting Executive's breach or alleged breach of paragraphs 7, 8 and 9.

         12. Legal Fees. Should any litigation or arbitration be commenced concerning any provision of this Agreement or Executive's employment or termination of employment, the prevailing party shall be entitled, in addition to such other relief as may be granted, to its attorneys' fees and costs incurred by reason of such litigation or arbitration.

         13. Executive's Representations and Warranties. Executive hereby represents, warrants, and covenants that:

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

                  (a) Executive has no actual or potential conflict of interest performing Executive's obligations and duties hereunder, will avoid any such conflict during the Employment Period and will immediately report any such conflict to the Company;

                  (b) the execution, delivery, and performance of this Agreement by Executive will not violate any law, order, regulation, agreement, contract, promise or duty by which Executive is bound;

                  (c) this Agreement is duly executed and is valid and binding on Executive in accordance with its terms; and

                  (d) the Inventions developed by Executive for, or delivered by Executive to, the Company do not and will not infringe upon any third party trade secrets, copyrights, patents, trademarks or similar proprietary rights. Executive hereby indemnifies and holds harmless the Company and its directors, officers, employees, affiliates, agents, representatives, successors and assigns for any breach of the foregoing representation and warranty. The foregoing indemnity shall survive any termination of this Agreement or the Employment Period for any reason.

         14. Amendment and Termination. This Agreement may not be amended or canceled except by written instrument signed by both parties and approved by the Board of Directors or a committee thereof.

         15. Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, signed by the parties hereto. The waiver by Company or Executive of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

         16. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given or delivered and received (i) when delivered personally (which shall be deemed to include delivery via express courier such as Federal Express), or (ii) three days after having been sent by registered or certified mail, return receipt requested, or
(iii) upon receipt when sent by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

                  If to the Company:                 Quotesmith.com, Inc.
                                                     8205 South Cass Avenue
                                                     Suite 102
                                                     Darien, IL 60561
                                                     Facsimile: (800) 515-0270
                                                     Attention: President

                  With a Copy to:                    Craig C. Bradley, Esq.
                                                     Freeborn & Peters


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

                                                     311 South Wacker Drive
                                                     Suite 3000
                                                     Chicago, IL 60606
                                                     Facsimile: (312) 360-6573

                  If to Executive:                   Thomas A. Munro
                                                     8205 South Cass Avenue
                                                     Suite 102
                                                     Darien, IL 60561
                                                     Facsimile: (800) 515-0270

Either the Company or Executive may, at any time, by notice to the other, designate another address for service of notice on such party.

         17. Non-assignment. The interests of Executive under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered. Company may assign its rights, duties or obligations under this Agreement to any person with whom it has merged or consolidated, or to whom it has transferred all, or substantially all, of its assets.

         18. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render such provision valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one of more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

         19. Successors. This Agreement shall be binding upon, and inure to the benefit of the parties and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person, other than the parties and their respective successors and assigns permitted by this Agreement, any right, remedy or claim under, or by reason of, this Agreement.

         20. Entire Agreement. This Agreement constitutes the entire agreement between Company and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement made between the parties.



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

         21. Counterparts. The Agreement may be executed in two or more counterparts, any one of which shall be deemed an original and all of which taken together shall constitute a single instrument.

         22. Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

         23. Effective Date. This Agreement shall be effective on the Effective Date. If the initial public offering is not consummated, this Agreement shall be null and void.

         24. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT. HE ALSO ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO AND HAS REVIEWED THE TERMS AND CONDITIONS OF THIS AGREEMENT.


                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date written above.


                                          QUOTESMITH.COM, INC.



                                          By: /s/ ROBERT S. BLAND
                                              ----------------------------------
                                               Robert S. Bland
                                               President and Chief Executive
                                               Officer


                                          EXECUTIVE



                                          By: /s/ THOMAS A. MUNRO
                                              ----------------------------------
                                               Thomas A. Munro
                                               Vice President and Chief
                                               Financial Officer

















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